EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Amendment No. 1 to Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

AURUM VENTURES M.K.I. LTD.

By: /s/ Nir Dror-Darwish
Name:Nir Dror-Darwish
Title: Authorized Signatory

By: /s/  Ilan Lior
Name: Ilan Lior
Title: Authorized Signatory

Date: February 12, 2020

/s/ Morris Kahn
MORRIS KAHN

Date: February 12, 2020